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Exhibit 5.10

Consent of Independent Chartered Accountants

        We hereby consent to the incorporation by reference in the registration statement on Form F-10/A (the "Registration Statement") of Teck Cominco Limited (the "Company") of our auditors' report dated February 2, 2006, except for note 3(f) which is as of May 17, 2006, on the consolidated balance sheets of the Company as at December 31, 2005 and December 31, 2004 and the consolidated statements of earnings, retained earnings and cash flows for each of the years in the three year period ended December 31, 2005.

        We also consent to the references to us under the headings "Experts" and "Documents Filed as Part of the Registration Statement" in the Registration Statement.

Chartered Accountants
Vancouver, Canada
August 3, 2006

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  Exhibit 5.10
Consent of Independent Chartered Accountants